Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Hennessy Advisors, Inc. on Form S-3 (No. 333-251201) and Form S-8 (No. 333-188439) of our report dated November 24, 2021, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2021 and 2020, and for the years ended September 30, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2021.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, California
November 24, 2021